As filed with the Securities and Exchange Commission on October 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CMS ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	38-2726431
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Energy Plaza, Jackson, Michigan 49201, (517) 788-0550

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Rejji P. Hayes

Executive Vice President and Chief Financial Officer

CMS Energy Corporation

One Energy Plaza, Jackson, Michigan 49201

(517) 788-1040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

Melissa M. Gleespen

Vice President, Corporate Secretary and

Chief Compliance Officer

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

(517) 788-2158

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Common stock, par value $.01 per share, of CMS Energy Corporation	2,000,000	$48.12	$96,240,000	$11,982

(1)                                  Estimated solely for purposes of calculating the registration fee and, pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sale prices of CMS Energy Corporation’s common stock reported on the New York Stock Exchange as of October 20, 2017.

(2)                                  Pursuant to Rule 457(p) under the Securities Act of 1933, CMS Energy Corporation is offsetting $6,943 remaining of the filing fee previously paid with respect to unsold shares of common stock that was registered pursuant to Registration Statement No. 333-199611 filed by CMS Energy Corporation on October 27, 2014 against the $11,982 registration fee due herewith.

PROSPECTUS

2,000,000 Shares of Common Stock, $.01 Par Value

CMS ENERGY CORPORATION

STOCK PURCHASE PLAN

We are pleased to offer the CMS Energy Corporation Stock Purchase Plan, as amended or restated from time to time (the “Plan”), a direct stock purchase plan designed to provide investors with a convenient way to purchase shares of CMS Energy Corporation common stock (“CMS Energy Common Stock”) and to reinvest any cash dividends paid by CMS Energy Corporation (“CMS Energy”) on the CMS Energy Common Stock for the purchase of additional shares. Shares of CMS Energy Common Stock can be purchased and any cash dividends paid can be reinvested with no commissions or service charges.

Some of the key features of the Plan are:

•                  Enroll in the Plan at no charge with an initial investment of at least $250 per account. (This $250 minimum will be waived if you enroll in Automatic Investment for at least $50 for five consecutive transactions.) The maximum total amount that you may invest in any calendar year is $250,000.

•                  Through automatic investments deducted from your bank account of at least $25 per transaction, you can increase your investment in CMS Energy Common Stock on an ongoing basis with no brokerage charges.

•                  Automatically reinvest 10% or more of any cash dividends paid by CMS Energy on shares held in the Plan toward the purchase of additional shares of CMS Energy Common Stock at no charge.

•                  Directly deposit into your checking or savings account any cash dividends not being reinvested, putting your money to work immediately and saving you a trip to the bank.

•                  Have your CMS Energy Common Stock certificates held in safekeeping at no charge.

•                  Transfer CMS Energy Common Stock to others.

•                  Sell shares of CMS Energy Common Stock directly through the Plan with a brokerage commission and sales fee.

•                  Periodically purchase additional CMS Energy Common Stock with no commissions or service charges.

The price for shares of CMS Energy Common Stock will be determined pursuant to the terms of the Plan as described herein. CMS Energy Common Stock is listed on the New York Stock Exchange under the symbol “CMS.” On October 20, 2017, the official closing price of CMS Energy Common Stock was $48.18.

Investing in CMS Energy Common Stock involves risks. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus relates to all shares of CMS Energy Common Stock acquired by Participants under the Plan. Shares available under the Plan will be shares purchased on the open market by an independent agent selected by the Administrator or newly issued shares. All shares acquired by Participants under the Plan are registered for sale to the participants pursuant to a registration statement that CMS Energy filed with the Securities and Exchange Commission, and of which this prospectus forms a part.

The principal executive offices of CMS Energy are located at One Energy Plaza, Jackson, Michigan 49201, and the telephone number is 517-788-0550.

The date of this prospectus is October 26, 2017

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell CMS Energy Common Stock pursuant to the Plan. All CMS Energy Common Stock sold under the Plan will be sold under that registration statement.

This prospectus provides you with a general description of the Plan. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Please carefully read this prospectus, together with the registration statement, the exhibits thereto and the additional information regarding us, our business and the risks we face in our business and operations referred to in “Where You Can Find More Information,” before making an investment decision.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

As used in this prospectus, “CMS Energy,” “we,” “us” “our” and “Corporation” refer to CMS Energy Corporation.

RISK FACTORS

Before acquiring any of the securities that may be offered by this prospectus, you should carefully consider the risks discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements and Information” in the most recent Annual Report on Form 10-K of CMS Energy and in its subsequent quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus, and corresponding sections in reports CMS Energy may file with the SEC after the date of this prospectus,. You should also carefully consider all of the information contained or incorporated by reference in this prospectus or in any prospectus supplement before you invest in CMS Energy Common Stock. (See, Where You Can Find More Information.)

DESCRIPTION OF THE STOCK PURCHASE PLAN

Purpose

The purpose of the Stock Purchase Plan (the “Plan”) is to provide a convenient way to invest in CMS Energy Corporation common stock (“CMS Energy Common Stock”) and to reinvest any cash dividends paid by CMS Energy Corporation (“CMS Energy”) on CMS Energy Common Stock.

Administration

We administer the Plan through Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A (the “Administrator”). The Administrator administers the Plan for Participants, keeps records, sends Account Statements to Participants, and performs other duties relating to the Plan, including the safekeeping of the shares purchased for each Participant. The Administrator also acts as the dividend disbursing agent, transfer agent and registrar for CMS Energy Common Stock. We have the right to change the Administrator at any time.

You can contact the Administrator to request forms, stock certificates and other materials, as well as for any inquiries.

Contact Information

Internet

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and to answer many common questions and general inquiries.

To enroll in the Plan:

If you are an existing registered shareowner:

1.              Go to shareowneronline.com

2.              Select Sign Up Now!

3.              Enter your Authentication ID* and Account Number

* If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required the first time signing on.

If you are a new investor:

1.              Go to shareowneronline.com

2.              Under Invest in a Plan, select Direct Purchase Plan

3.              Select CMS Energy Corporation

4.              Under New Investors, select Invest Now

5.              Follow instructions on the Buy Shares page

Email

Go to shareowneronline.com and select Contact Us.

Telephone

855-598-2714 (CMS Energy Plan) Toll-Free; 651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 8:00 a.m. to 8:00 p.m. Eastern Time.

Participants may also access account information 24 hours a day, 7 days a week using our automated voice response system.

Plan Requests, Written Correspondence and Deposit of Certificated Shares**:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

**If sending in a certificate for deposit, see Certificate Deposit information.

Certified and Overnight Delivery

Wells Fargo Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

Eligibility

Almost everyone is eligible to enroll in the Plan. You may participate in the Plan if you already own CMS Energy Common Stock. If you do not already own CMS Energy Common Stock, as a new investor, you may make your initial purchase of CMS Energy Common Stock directly through the Plan. If you live outside of the United States, you should determine if there are any laws or governmental regulations that would prohibit you from participating in the Plan.

If you have any questions or if you would like to enroll, simply visit shareowneronline.com or contact Wells Fargo Shareowner Services toll-free at 855-598-2714 (CMS Energy Plan).

Enrollment

If you are already a holder of CMS Energy Common Stock with shares registered in your name, you can enroll in the Plan through shareowneronline.com or by completing and returning the Account Authorization Form by mail. (See, Contact Information.)

If you are not currently a registered shareholder of CMS Energy Common Stock, you can enroll in the Plan by completing and returning the Account Authorization Form along with a payment for your initial investment. You may enroll through shareowneronline.com and authorize an automatic withdrawal from your bank account or through the mail by sending the Account Authorization Form with a payment of your initial investment of at least $250 per account (this $250 minimum will be waived if you enroll in Automatic Investment for at least $50 per month for five consecutive transactions). The maximum total amount that you may invest in any calendar year is $250,000.

Reports

Participants will receive an Account Statement whenever there is account activity or at least annually. In addition, the Administrator will provide Participants with an Internal Revenue Service (“IRS”) Form 1099-B for each year in which Plan shares are sold. Participants should retain these statements for income tax and other purposes. Participants will also receive communications that are sent to all other shareholders, such as annual reports and proxy statements. Participants may elect to have your statements and other information sent to you automatically by initiating eDelivery through shareowneronline.com.

Dividends

As of the date of this prospectus, CMS Energy is paying a cash dividend on its common stock. For Participants, all CMS Energy Common Stock held in the Plan and all cash dividends shall be subject to the “Minimum Dividend Reinvestment Requirement” under which at least 10 percent of all dividends paid on CMS Energy Common Stock held in the Plan must be automatically reinvested, regardless of whether the shares are Plan shares. In addition to the Minimum Dividend Reinvestment Requirement, you can reinvest some or all of any cash dividends to purchase additional shares of CMS Energy Common Stock. Cash dividends that are not being reinvested can be directly deposited into a bank account or paid directly by check. If a shareholder does not select an option, the default choice by the Administrator will be full reinvestment. CMS Energy Common Stock dividend payment dates will be declared by the CMS Energy Board of Directors when and if deemed appropriate. (Also see, Direct Registration System.)

Automatic Investments

Participants can make an initial investment or purchase additional shares of CMS Energy Common Stock through automatic deductions from a United States or Canadian financial institution. Initial investments must be either a one-time deduction of at least $250 (these will be invested on the next weekly investment date) or ongoing deductions of at least $50 for five consecutive transactions (these investments will continue until cancelled by you).

To purchase additional shares, the minimum investment amount is $25 per transaction. Participants may choose the frequency of the investment (semimonthly or monthly) and can authorize automatic investments by signing on to shareowneronline.com to complete and submit the appropriate Account Authorization Form. The Account Authorization Form can also be sent through the mail along with your check (see, Contact Information). The funds are deducted from a checking or savings account on the banking day prior to the chosen investment date(s). Please allow 15 days for processing Automatic Investment authorization, modification or cancellation.

Additional Investments

Participants can make additional investments by sending a personal check to the Administrator at any time. Cash, money orders, traveler’s checks and third party checks will not be accepted. The check must be payable in U.S. dollars to “Shareowner Services” in an amount of at least $25 and received one trading day prior to the investment date. Include the Transaction Request Form portion of your Account Statement. You may invest a maximum total amount of $250,000 in any calendar year. The Administrator reserves the right to place a temporary restriction on shares held in the Plan, subject to verification of the receipt of good funds with respect to any investment.

Investment Dates and Prices

Investment purchases made via personal check are generally made within five trading days from receipt of your investment amount. Automatic investments will be the 1st and/or 15th day of each month. The funds will be invested the next available purchase date. Participants’ funds held by the Administrator will not earn interest.

Shares of CMS Energy Common Stock purchased will be either newly issued shares or, at our discretion, shares purchased in the open market (New York Stock Exchange) by the Administrator usually through an affiliated broker. Neither CMS Energy nor the Participants will have the authority to direct or control how or when the Administrator purchases shares of CMS Energy Common Stock. The Administrator will credit newly issued shares of CMS Energy Common Stock to your account at the average of the high and low sale prices of CMS Energy Common Stock as reported on the New York Stock Exchange for the trading day preceding the purchase date for optional cash purchases. For dividend reinvestment purchases, the average of the high and low sale prices on the payment date will be used; dividend reinvestment purchases will occur on the next corporate business day. The Administrator will credit shares of CMS Energy Common Stock purchased in the open market to your account at the actual weighted average price per share incurred.

Sale of Shares

Sales are usually made through an affiliated broker, who will receive brokerage commissions. Typically, the shares are sold through the exchange on which CMS Energy Common Stock is traded. Depending on the number of CMS Energy Common Stock shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the Plan cannot be guaranteed. Participants may instruct the Administrator to sell shares under the Plan through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order or Stop Order.

Batch Order (online, telephone or mail) — The Administrator will combine each request to sell through the Plan with other Participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) — The Participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Administrator will promptly submit the shares to an affiliated broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after the market closes.

Day Limit Order (online or telephone) — The Participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Administrator to an affiliated broker. The broker will execute the sale as a Market Order when and if the CMS Energy Common Stock trading price reaches, or exceeds the specified price on the day the order was placed (for orders placed outside of market hours, the next trading day). The order is automatically canceled if the trading price is not met by the end of that trading day. Depending on the number of shares of CMS Energy Common Stock being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the Participant.

Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) — A GTD/GTC Limit Order request will be promptly submitted by the Administrator to an affiliated broker. The broker will execute as a Market Order when and if the CMS Energy Common Stock reaches, or exceeds the specified trading price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares of CMS Energy Common Stock being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the trading price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the Participant.

Stop Order (online or telephone) — The Administrator will promptly submit a Participant’s request to sell shares in a Stop Order to an affiliated broker. A sale will be executed when the CMS Energy Common Stock reaches a specified trading price, at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Sale proceeds will be net of any fees to be paid by the Participant (see, Service Fees). Sales are made on the open market. The Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid IRS Form W-9 for United States persons or FormW-8BEN for non-U.S. persons will be subject to Federal Backup Withholding. This tax can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com.

A check for the proceeds of the sale of CMS Energy Common Stock (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible, after the settlement date. If a Participant submits a request to sell all or part of the Plan shares, and the Participant requests net proceeds to be automatically deposited to a checking or savings account, the Participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the Participant is unable to provide a voided check or deposit slip, the Participant’s written request must have the Participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued.

Participants who wish to sell CMS Energy Common Stock currently held in certificate form may send them in for deposit to the Administrator and then proceed with the sale. To sell shares through a broker of their choice, Participants may request the broker to transfer shares electronically from the Plan account to their brokerage account. Alternatively, a stock certificate can be requested that the Participants can deliver to their broker.

Once your CMS Energy Common Stock is sold, the method used to calculate the adjusted basis of, and any gains or losses with respect to, such stock cannot be changed. Therefore, it is important to consider the tax implications before you request a sale. (See, U.S. Federal Income Taxation, under the Cost Basis section.)

Certificate Deposit

Participants can deposit CMS Energy Common Stock certificates registered in their name at any time. The Administrator will provide safekeeping at no cost, including upon initial enrollment. To use this service, Participants must send certificates to the Administrator with a properly completed Transaction Request Form attached to your Account Statement. (See, Contact Information.)

Certificated shares that are deposited with the Administrator are credited to the Plan account and thereafter are treated as if they were acquired under the Plan. Participants are responsible for maintaining their own records of the cost basis of certificated shares deposited with the Administrator. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

Regardless of the mailing method used, you bear the full risk of loss if the certificates are lost or stolen. Please do not endorse your certificates prior to mailing.

Optional Mail Loss Insurance

Please be advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. The Administrator can provide low-cost loss insurance for certificates being returned for deposit to your account. Replacement transaction fees may also apply. To take advantage of the optional mail loss insurance, include a check in the amount of $10.00, made payable to “WFSS Surety Program”, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the CMS Energy Common Stock on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Issuance of Stock Certificates

Participants may request the Administrator to issue CMS Energy Common Stock in the form of a stock certificate. To request a certificate for some or all of the shares (whole shares only), please submit your request in writing. Please note fractional shares may not be issued in certificate form. Requests for certificates may only be requested in writing. (See, Contact Information.)

Gifts and Transfers of Shares

Participants can transfer ownership, gift CMS Energy Common Stock or request a name change in their Plan account by completing and submitting a Stock Power Form. This form, along with instructions can be accessed and printed through shareowneronline.com. Please note that Participants must obtain a Medallion Signature Guarantee for any transfer of shares. If additional assistance is needed regarding the transfer of shares, please contact the Administrator. (See, Contact Information.)

Withdrawal From the Stock Purchase Plan

Participants can terminate participation in the Plan at any time by contacting the Administrator. Participants can submit a request for termination online, by telephone or through the mail (see, Contact Information). For your convenience, a Transaction Request Form is attached to your Account Statement. Complete the form by filling in the required fields and indicating your intention to terminate your participation in the Plan. Following termination, all future cash dividends will be paid to you in cash.

Retain shares — If Participants elect to keep their CMS Energy Common Stock, the whole shares held in the Plan balance will be moved to book-entry Direct Registration Shares (“DRS”). Any fractional shares will be sold at the market price, and Participants will receive a check (less any fees) for the proceeds.

Sell shares — If Participants choose to sell all of their CMS Energy Common Stock, sale proceeds, less applicable taxes and transaction fees, will be remitted via check, or you can choose to have the proceeds directly deposited into a bank account.

If participation is terminated in the Plan but Participants do not indicate a preference to retain or sell CMS Energy Common Stock, the remaining Plan shares will be moved to book-entry DRS form until the Administrator receives further instructions.

Direct Registration System

CMS Energy participates in the DRS. DRS is a method of recording shares of stock in book-entry form. Book- entry means that your shares are registered in your name on the books of CMS Energy without the need for physical certificates and are held separately from any Plan shares you may own. Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form. With DRS, Participants can:

•                  Eliminate the risk and cost of storing certificates in a secure place

•                  Eliminate the cost associated with replacing lost, stolen, or destroyed certificates

•                  Move shares electronically to your broker

How to Begin: Any future share transactions will be issued to book-entry form rather than physical certificates unless otherwise specified by the requester. Participants may convert any stock certificate(s) currently held into book-entry form. Send the stock certificate(s) to Wells Fargo Shareowner Services with a request to deposit them to your DRS account. Participants will then be relieved of the responsibility for loss or theft of certificate(s). Certificate(s) should not be endorsed, and we recommend sending certificates via registered insured mail for 3% of the current market value. (See, Certificate Deposit and Optional Mail Loss Insurance.)

Electronic Share Movement: Participants may choose to have a portion or all of the full book-entry or Plan shares delivered directly to a broker by contacting the broker. When using a broker to facilitate a share movement, Participants should provide the broker with a copy of the DRS Account Statement.

Additional Information

The CMS Energy Common Stock is not insured by the Federal Deposit Insurance Corporation or any other government agency, are not deposits or other obligations of, and are not guaranteed by, Wells Fargo Shareowner Services or CMS Energy, and are subject to investment risks, including possible loss of principal amount invested. CMS Energy Common Stock held in the Plan are not subject to protection under the Securities Investor Protection Act of 1970.

It is understood that any dividends paid in additional shares of CMS Energy Common Stock or stock splits distributed by CMS Energy on shares held by the Administrator for the Participant will be credited to the Participant’s account. This will include all whole and fractional shares.

Participants in the Plan will receive voting materials and are encouraged to read them carefully. Participants have the sole right to vote the CMS Energy Common Stock represented by the shares held for them in the Plan. In the event the Participant does not provide direction for voting, the Plan shares will not be voted. Votes may be submitted online, by telephone or by returning the signed, dated proxy card. A Participant’s shares will be voted in accordance with the most recently submitted instructions.

CMS Energy reserves the right to suspend, modify or terminate the Plan at any time. All Participants will receive notice of any such suspension, material modification or termination. Upon termination of the Plan, any whole Plan shares will be transferred to and held in DRS and a cash payment will be made for any fractional share.

SERVICE FEES

Plan Limits
Minimum one-time initial purchase for new investors	$250
Minimum one-time optional cash purchase	$250
Minimum recurring automatic investments*	$50

*Requires at least 5 consecutive transactions

Minimum optional cash investments	$25
Maximum cash investments
Maximum annual investment	$250,000
Dividend reinvestment options
Reinvest options	Full, Percentage (at least 10%)

Plan Fees
Investment fees
Initial enrollment (new investors only)	Corporation Paid
Dividend reinvestment	Corporation Paid
Optional check investment	Corporation Paid
One-time automatic investment	Corporation Paid
Recurring automatic investment	Corporation Paid
Dividend purchase trading commission per share (if market purchase)	Corporation Paid
Optional Cash purchase trading commission per share (if market purchase)	Corporation Paid

Sales fees
Batch Order	$15
Market Order	$25
Limit Order (Day/GTD/GTC)	$30
Stop Order	$30
Sale trading commission per share	$0.12
Direct deposit of sale proceeds per transaction	$5

Other fees
Certificate issuance	Corporation Paid
Certificate deposit	Corporation Paid
Returned check / Rejected automatic bank withdrawals	$35 per item
Prior year duplicate statements	$15 for each year requested

U.S. FEDERAL INCOME TAXATION

Tax Consequences

The following is a summary of certain U.S. federal income tax consequences if you participate in the Plan. This summary does not address all of the tax consequences that may be relevant to you. We suggest you seek advice on this summary, as well as the impact of state, local and foreign taxes, from your tax advisor as interpretations may differ, and laws, regulations and rulings may change over time.

You will be required to include in your gross income for federal income tax purposes (1) amounts equal to any dividends reinvested through the Plan as if you had directly received the cash and (2) any gains realized from selling your shares. You will have no taxable income upon the purchase of shares under the Plan. You will not realize taxable gain or loss upon deposit of shares into the Plan or the withdrawal of whole shares from the Plan.

The Administrator generally will report to all U.S. Participants and the IRS the amount of dividends credited to their accounts on Form 1099-DIV. For non-U.S. Participants receiving U.S. sourced dividends, they generally will be reported on Form 1042-S. If a Participant sells shares through the Administrator, a Form 1099-B reporting the proceeds from the sale generally will be sent to the Participant and the IRS.

Dividends

The reinvestment of dividends does not relieve the Participant of any income tax that may be payable on such dividends. Generally, dividends will be taxable to you as ordinary income to the extent of our current or accumulated earnings and profits for federal income tax purposes. The amount of any dividends in excess of earnings and profits will be a return of capital and, as such, would not be taxable as ordinary income. In the event of a return of capital distribution, the Form 1099-DIV will indicate that we have made a return of capital distribution during the year. If you receive a return of capital dividend, you must reduce the tax basis of the share on which the dividend is paid by the amount of the dividend that is a return of capital. If the amount that is a return of capital exceeds the tax basis, the excess must be reported as capital gains.

Dividends are eligible for a reduced rate of federal income taxation for individuals, provided that the dividend is paid with respect to shares held for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date, the individual is not obligated to make related payments with respect to substantially similar or related property, and certain other conditions are met.

Investment earnings, such as dividends and gains from CMS Energy Common Stock will be subject to a 3.8% tax on the net investment income of individuals having adjusted gross income in excess of $200,000 ($250,000 in the case of joint returns). The same tax will apply to the undistributed net investment income of certain trusts and estates.

Gains or Losses

You will recognize gain or loss when you sell shares or receive cash for your fractional shares. The gain or loss will be equal to the difference between the amount received for the shares or a fractional share (less any brokerage commissions) and your tax basis in the shares sold. Gain or loss will generally be a capital gain or loss, and such capital gain or loss will be long-term or short-term, depending on your holding period.

Cost Basis

Account Statements, which contain a detailed record of a Participant’s purchases and sales, should be retained for tax purposes to assist with determining cost basis.

The type of tax information that the Administrator provides to you and to the IRS on IRS Form 1099-B upon the sale of Plan shares will depend on whether the shares sold were acquired after 2011 (Post-2011 shares) or before 2012 (Pre-2012 shares). In all cases, the Administrator will report the gross proceeds resulting from such sales. When Post-2011 shares are sold, the Administrator will also report your cost or other basis in such shares and whether the gain or loss with respect to such sale is long-term or short-term.

We have adopted the first-in, first-out (“FIFO”) method as our default method for determining which shares have been sold and will report the sales using the FIFO method, unless instructed, as described below, to do otherwise by you. Under the FIFO method, any sale of Plan shares will be deemed to first come from your Pre-2012 shares, starting with the oldest, until all your Pre-2012 shares have been sold. After all your Pre-2012 shares have been sold, any sale of Plan shares will be deemed to come from your Post-2011 shares, starting with the oldest. Participants may designate their preference for specific identification of cost basis at any time or may designate their preference for the average basis method effective for sales occurring after the election. Federal tax regulations require the FIFO tax lot selection method after the average cost basis election has been made.

If you would like to use a method other than FIFO to identify the shares that are to be sold, you will need to contact the Administrator, prior to the sale, to make a written election of another acceptable methodology.

Withholding

Tax withholding will be applicable on accounts without a valid Form W-9 for U.S. persons or the relevant Form W-8 for non-U.S. persons. A Participant can avoid this tax by furnishing the appropriate and valid form. Forms are available at shareowneronline.com.

If U.S. persons fail to furnish a properly completed Form W-9 or its equivalent, then the “backup withholding” provisions of the Internal Revenue Code (“IRC”) will cause the Administrator to withhold the required tax from any dividends or sales proceeds.

Investors who are citizens or residents of a country other than the United States are generally subject to a withholding tax (found in Chapter 3 of the IRC) on any dividends paid. The Administrator is required to withhold from dividends the appropriate amount determined in accordance with IRS regulations. Where applicable, this withholding tax is determined by treaty between the United States and the country in which the investor resides. In addition, pursuant to the Foreign Account Tax Compliance Act (“FATCA”), foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or bear a new 30% withholding tax (found in Chapter 4 of the IRC) on U.S. source withholdable payments (including dividends, amounts treated as a return of capital and sales proceeds) made to them. FATCA withholding currently may apply to dividends; after December 31, 2018, FATCA withholding may apply to gross proceeds arising from the disposition of CMS Energy Common Stock. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 of the IRC.

CMS ENERGY CORPORATION

The following description of our business does not purport to be comprehensive. You should read the documents incorporated by reference in this document before making an investment decision. For additional information concerning CMS Energy and our subsidiaries’ business and affairs, including our capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, you should refer to the incorporated documents (See, Where You Can Find More Information and Documents Incorporated by Reference).

CMS Energy is an energy company operating primarily in Michigan. It is the parent holding company of several subsidiaries, including Consumers Energy Company (“Consumers”) and CMS Enterprises Company (“Enterprises”). Consumers is an electric and gas utility that provides electricity and/or natural gas to 6.7 million of Michigan’s 10 million residents. Enterprises, through its subsidiaries and equity investments, is engaged primarily in independent power production and owns power generation facilities fueled mostly by natural gas and renewable sources. CMS Energy manages its businesses by the nature of services each provides and operates principally in three business segments: electric utility, gas utility, and enterprises, its non-utility operations and investments.

USE OF PROCEEDS

Shares purchased for Participants with reinvested cash dividends and other investments will, at our option, be either shares newly issued by us or shares purchased in the open market by the Administrator. When newly issued shares are used, we will use the proceeds for general corporate purposes.

DESCRIPTION OF CMS ENERGY CAPITAL STOCK

The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation, as amended, of CMS Energy (the “CMS Energy Articles”) and the CMS Energy Bylaws, as amended and restated (the “CMS Energy Bylaws”), which are incorporated into this prospectus by reference. See, Where You Can Find More Information and Documents Incorporated by Reference. A copy of each of the CMS Energy Articles and the CMS Energy Bylaws has been previously filed with the SEC. The CMS Energy Articles and CMS Energy Bylaws are also available on our website at www.cmsenergy.com. The information on the CMS Energy website is not a part of this prospectus.

The authorized capital stock of CMS Energy consists of:

•                  350 million shares of CMS Energy Common Stock, par value $0.01 per share; and

•                  10 million shares of CMS Energy preferred stock, par value $0.01 per share (“Preferred Stock”).

Common Stock

Dividend Rights and Policy; Restrictions on Dividends

Dividends on CMS Energy Common Stock are paid at the discretion of the board of directors of CMS Energy based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefor.

CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. Its only significant assets are the capital stock of its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy’s ability to pay dividends on its capital stock is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, tax sharing payments, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on CMS Energy Common Stock may be subject to the rights of the holders, if any, of any issued and outstanding series of Preferred Stock.

Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the CMS Energy Articles provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

Voting Rights

Each holder of CMS Energy Common Stock is entitled to one vote for each share of CMS Energy Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the CMS Energy Articles relating to (i) the authorization, effectiveness or validity of a merger or consolidation of CMS Energy that would adversely affect the powers or special rights of CMS Energy Common Stock (either directly by amendment to the CMS Energy Articles or indirectly by requiring the holders of the CMS Energy Common Stock to accept or retain, in such merger or consolidation, anything other than shares of CMS Energy Common Stock or shares of the surviving or resulting corporation having, in either case, powers and special rights identical to those of the CMS Energy Common Stock prior to such merger or consolidation) require the vote or consent of the holders of a majority of all of the shares of CMS Energy Common Stock then outstanding, (ii) contested elections of directors require the vote of a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors and (iii) special shareholder meetings, the number of directors, vacancies on CMS Energy’s board of directors, the removal, indemnification and liability of CMS Energy’s board of directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote thereon.

Under Michigan law, the approval of the holders of a majority of the outstanding shares of CMS Energy Common Stock would be necessary (1) to authorize, effect or validate the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of CMS Energy Common Stock, and (2) to authorize any amendment to the CMS Energy Articles that would increase or decrease the aggregate number of authorized shares of CMS Energy Common Stock or alter or change the powers, preferences or special rights of the shares of CMS Energy Common Stock so as to affect them adversely. The effect of these provisions and the related provisions described in the prior paragraph may be to permit the holders of a majority of the outstanding shares of CMS Energy Common Stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of CMS Energy Common Stock.

Preemptive Rights

The CMS Energy Articles provide that holders of CMS Energy Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

Liquidation Rights

In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of CMS Energy Common Stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

Because CMS Energy has subsidiaries that have debt obligations and other liabilities of their own, CMS Energy’s rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter’s liquidation or recapitalization will be subject to prior claims of the subsidiary’s creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

Subdivision or Combination

If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

Transfer Agent and Registrar

The transfer agent and registrar for CMS Energy Common Stock is Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A.

Listing

CMS Energy Common Stock is listed on the New York Stock Exchange and trades under the symbol “CMS.”

Exchanges

The CMS Energy Articles do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock.

Preferred Stock

The authorized Preferred Stock may be issued without the approval of the holders of CMS Energy Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy’s board of directors. The CMS Energy Articles provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends

The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, and other obligations and liabilities, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers’ and Enterprises’ ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers’ revenues and earnings will depend substantially upon rates authorized by the Michigan Public Service Commission.

CMS Energy has pledged the common stock of Consumers as security for bank credit facilities.

Consumers’ Restated Articles of Incorporation (the “Consumers Articles”) provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any dividend on its common stock, Consumers must reserve retained earnings after giving effect to such dividend payment of at least:

•                  $7.50 per share on all then outstanding shares of its preferred stock; and

•                  $7.50 per share on all then outstanding shares of all other stock over which its preferred stock do not have preference as to the payment of dividends and as to assets.

Second, dividend payments during the 12-month period ending with the month the proposed payment is to be paid are limited to:

•                  50% of net income available for the payment of dividends during the Base Period (as defined below), if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the “Base Period”), adjusted to reflect the proposed dividend, is less than 20%; and

•                  75% of net income available for the payment of dividends during the Base Period, if the ratio of common stock and surplus to total capitalization and surplus for the 12 consecutive calendar months immediately preceding the proposed dividend payment, is at least 20% but less than 25%.

The Consumers Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

Provisions of the Federal Power Act and the Natural Gas Act appear to restrict dividends payable by Consumers to the amount of Consumers’ retained earnings. Several decisions from the Federal Energy Regulatory Commission suggest that under a variety of circumstances dividends payable on Consumers common stock would not be limited to amounts in Consumers’ retained earnings. Any decision by Consumers to pay dividends on its common stock in excess of retained earnings would be based on specific facts and circumstances and would result only after a formal regulatory filing process.

In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its respective debts as they become due in the usual course of business, or its respective total assets would be less than the sum of its respective total liabilities plus, unless the respective articles of incorporation permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers’ policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers’ board of directors reserves the right to change this policy at any time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), with respect to the securities offered in this prospectus. As allowed by SEC rules and regulations, this prospectus does not contain all the information you can find in the Registration Statement or the exhibits filed with the Registration Statement. Statements in this prospectus concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and are qualified in their entirety by reference to such exhibit. For further information, you should refer to the Registration Statement and its exhibits.

CMS Energy is subject to the informational requirements of the Securities Exchange Act of l934 (the “Exchange Act”), and therefore files annual, quarterly and current reports, proxy statements and other information with the SEC under File No. 1-9513. You may read and copy the Registration Statement (with exhibits), as well as the reports and other information filed by the registrant with the SEC, at the SEC’s Public Reference Room at its principal offices at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling 1-800-SEC-0330. Information filed by us is also available at the SEC’s website at www.sec.gov. You can find additional information about us on our website at www.cmsenergy.com. CMS Energy routinely posts important information on its website and considers the Investor Relations section, www.cmsenergy.com/investor-relations, a channel of distribution. The information on the CMS Energy website is not a part of this prospectus.

This prospectus and any applicable prospectus supplement we authorize contains and incorporates by reference information that you should consider when making your investment decision. We have not authorized anyone to provide you with different information. You should not assume that the information included or incorporated by reference in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Later information that we file with the SEC (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) will automatically update and supersede this information. The registrant incorporates by reference into this prospectus the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 of Form 8-K) that the registrant makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offerings contemplated by this prospectus are terminated.

CMS Energy

•                  Annual Report on Form 10-K for the year ended December 31, 2016,

•                  Quarterly Report on Forms 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017

•                  Current reports on Form 8-K filed February 13, 2017, February 23, 2017, March 23, 2017, May 1, 2017 (Item 5.02 only, Film number 17798567), May 5, 2017, May 22, 2017, June 1, 2017, June 19, 2017, June 29, 2017, August 29, 2017 and September 28, 2017.

The Administrator will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request at no cost to the requester. (See, Contact Information.)

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus, any related prospectus supplement and the documents that we incorporate by reference herein and therein may contain statements that are statements concerning our expectations, plans, objectives, future financial performance and other items that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward- looking statements. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrant is including herein or incorporating by reference cautionary statements identifying important factors that could cause its actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) made by or on behalf of the registrant. Any statements that express or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events, performance or growth (often, but not always, through the use of words or phrases such as “might,” “may,” “could,” “should,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “forecasts,” “predicts,” “assumes,” and other similar words) are not statements of historical facts and are forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the important factors described in the sections entitled “Risk Factors” and “Forward-Looking Statements and Information” of CMS Energy’s most recent Annual Report on Form 10-K and in its subsequent quarterly reports on Form 10-Q that could cause CMS Energy’s actual results to differ materially from those contained in forward-looking statements of CMS Energy made by or on behalf of CMS Energy.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results and are beyond our control. You are cautioned not to place undue reliance on forward-looking statements. Any forward- looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for CMS Energy’s management to predict all of such factors, nor can our management assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

LIMITATION OF LIABILITY

If you choose to participate in the Plan, neither we nor the Administrator can assure you of a profit or protect you against a loss on the shares that you purchase under the Plan. We, the Administrator, and any independent agent will not be liable for any act done in good faith or for the good faith omission to act in connection with the Plan. This limitation of liability does not constitute a waiver by any Participant of his or her rights under the federal securities laws.

Although the Plan provides for the reinvestment of cash dividends paid on CMS Energy Common Stock, the declaration and payment of dividends will continue to be determined by our board of directors at its discretion, depending upon future earnings, the financial condition of our company, and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice. This prospectus supersedes all prior prospectuses relating to the Plan.

LEGAL OPINION

Opinion as to the legality of the securities offered herein has been rendered for CMS Energy by Melissa M. Gleespen, Esq., Vice President, Corporate Secretary and Chief Compliance Officer for CMS Energy.

EXPERTS

The consolidated financial statements of CMS Energy Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to CMS Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CMS Energy Corporation

Stock Purchase Plan

CUSIP 125896 10 0

PROSPECTUS

October 26, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are:

Estimated
Amount
SEC Registration Fee	$11,982
Accounting Fees and Expenses	15,000
Legal Fees and Expenses	10,000
Transfer Agent Fees and Expenses	1,000
Printing Expenses	100
Listing Fees	7,500
Miscellaneous Expenses	500
Total	$46,082

ITEM 15. Indemnification of Directors and Officers.

The following resolution was adopted by CMS Energy’s board of directors on January 27, 2011:

RESOLVED: That effective January 27, 2011 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer or employee of the Corporation, or is or was serving at the documented request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all liability, costs, expenses, including attorneys’ fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person’s service or capacity as, or by reason of the fact that the person is or was, a director, officer or employee of the Corporation or is or was serving at the documented request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

Article XIII, Section 1 of CMS Energy’s Bylaws, as amended and restated, provides:

The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

Article VIII of CMS Energy’s Restated Articles of Incorporation, as amended, provides:

A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article IX of CMS Energy’s Restated Articles of Incorporation, as amended, provides:

Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation.  Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or hereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise.  If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended.  Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provide CMS Energy with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy’s subsidiaries, and CMS Energy’s officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at CMS Energy’s request.  In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in Sections 561 through 571 of the Michigan Business Corporation Act cited above.

ITEM 16. Exhibits.

Reference is made to the Exhibit Index filed as part of this registration statement.

ITEM 17. Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibits listed below that have been previously filed with the SEC are incorporated herein by reference with the same effect as if filed with this registration statement.

	Previously Filed
	With File	As Exhibit
Exhibits	Number	Number		Description
4.1	1-9513	(3)(a)	—	Restated Articles of Incorporation of CMS Energy effective June 1, 2004, as amended May 22, 2009 (Form 10-Q for the quarterly period ended June 30, 2009)
4.2	1-9513	3.2	—	CMS Energy Corporation Bylaws, amended and restated as of February 8, 2016 (Form 8-K filed February 8, 2016)
4.3	33-47629	(4)(a)	—	Indenture dated as of September 15, 1992 between CMS Energy and The Bank of New York Mellon, as Trustee (Form S-3 filed May 1, 1992)
				Indentures Supplemental thereto:
4.3.a	1-9513	4.3	—	23rd dated as of 6/15/2009 (Form 8-K filed June 15, 2009)
4.3.b	1-9513	4.1	—	24th dated as of 1/14/2010 (Form 8-K filed January 14, 2010)
4.3.c	1-9513	4.1	—	28th dated as of 3/12/2012 (Form 8-K filed March 12, 2012)
4.3.d	1-9513	4.1	—	29th dated as of 3/22/2013 (Form 8-K filed March 22, 2013)
4.3.e	1-9513	4.1	—	30th dated as of 2/27/2014 (Form 8-K filed February 27, 2014)
4.3.f	1-9513	4.2	—	31st dated as of 2/27/2014 (Form 8-K filed February 27, 2014)
4.3.g	1-9513	4.1	—	32nd dated as of 11/9/15 (Form 8-K filed November 9, 2015)
4.3.h	1-9513	4.1	—	33rd dated as of 5/5/16 (Form 8-K filed May 5, 2016)
4.3.i	1-9513	4.1	—	34th dated as of 11/3/16 (Form 8-K filed November 3, 2016)
4.3.j	1-9513	4.1	—	35th dated as of 2/13/17 (Form 8-K filed February 13, 2017)
4.4	1-9513	(4)(a)	—	Indenture dated as of June 1, 1997, between CMS Energy and The Bank of New York Mellon, as Trustee (Form 8-K filed July 1, 1997)
5.1			—	Opinion of Melissa M. Gleespen, Vice President, Corporate Secretary and Chief Compliance Officer for CMS Energy, regarding the legality of the CMS Energy Common Stock
23.1			—	Consent of Melissa M. Gleespen, Vice President, Corporate Secretary and Chief Compliance Officer for CMS Energy (included in Exhibit 5.1)
23.2			—	Consent of PricewaterhouseCoopers LLP
24.1			—	Power of Attorney
99.1			—	CMS Energy Corporation Stock Purchase Plan, as amended and restated October 26, 2017

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CMS Energy Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Michigan, on the 26th day of October, 2017.

CMS Energy Corporation
(Registrant)

By:	/s/ Rejji P. Hayes
Name: Rejji P. Hayes
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 26th day of October, 2017.

/s/ Patricia K. Poppe
Patricia K. Poppe
President and Chief Executive Officer, and Director
(Principal Executive Officer)

/s/ Rejji P. Hayes	/s/ *
Rejji P. Hayes	William D. Harvey, Director
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

/s/ Glenn P. Barba	/s/ *
Glenn P. Barba	Philip R. Lochner, Jr., Director
Vice President, Controller, and Chief Accounting Officer
(Controller)

/s/ *	/s/ *
Jon E. Barfield, Director	John G. Russell, Director

/s/ *	/s/ *
Deborah H. Butler, Director	Myrna M. Soto, Director

/s/ *	/s/ *
Kurt L. Darrow, Director	John G. Sznewajs, Director

/s/ *	/s/ *
Stephen E. Ewing, Director	Laura H. Wright, Director

* By:	/s/ Rejji P. Hayes
Name: Rejji P. Hayes
Title: Attorney-in-fact